Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form N-2 (No. 333-262446) of CĪON Investment Corporation of our reports dated March 13, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of CĪON Investment Corporation as of December 31, 2023, appearing in the Annual Report on Form 10-K of CĪON Investment Corporation for the year ended December 31, 2023.

/s/ RSM US LLP

New York, New York
March 13, 2024